Exhibit 10.5
PURCHASE AND SALE AGREEMENT
BETWEEN
615 2ND AVENUE SOUTH – MINNEAPOLIS LLC,
AS SELLER
AND
GATOR OWNER LLC,
AS PURCHASER
DATED: May 27, 2010

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PURCHASE AND SALE AGREEMENT
The Grand Hotel, Minneapolis, MN
     This Purchase and Sale Agreement (this “Agreement”) is made and entered into by and between Purchaser and Seller.
RECITALS
     A. Defined terms are indicated by initial capital letters. Defined terms shall have the meaning set forth herein, whether or not such terms are used before or after the definitions are set forth.
     B. 679 East Third Street Investors Company, a Minnesota corporation (“679 Company”), Columbia Park Business Center Corporation, a Minnesota corporation (“Columbia Park”), and Purchaser previously entered into a Purchase and Sale Agreement dated as of May 24, 2010 (the “679/Columbia PSA”), pursuant to which 679 Company and Columbia Park agreed to sell to Purchaser, and Purchaser agreed to purchase, the Property, upon the terms and conditions set forth therein.
     C. Subsequently to the execution of the 679/Columbia PSA, 679 Company and Columbia Park conveyed all of their respective right, title and interest in and to the Property to Seller, and the 679/Columbia PSA has been terminated.
     D. Purchaser now desires to purchase the Property and Seller desires to sell the Property, all upon the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Purchaser to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Seller agree as follows:
ARTICLE 1
BASIC INFORMATION
     1.1 Certain Basic Terms. The following defined terms shall have the meanings set forth below:
          1.1.1 Seller: 615 2nd Avenue South – Minneapolis LLC, a Delaware limited liability company.
          1.1.2 Purchaser: Gator Owner LLC, a Delaware limited liability company.
          1.1.3 Purchase Price: $36,000,000 plus the sum of the Closing Costs described in Section 1.2, subject to any adjustments and prorations provided for herein.

          1.1.4 Deposit: $500,000 (the “Initial Deposit”), including interest thereon, to be deposited in accordance with Section 3.1 below, to be increased by $1,300,000 (the “Additional Deposit”) to $1,800,000, plus interest thereon, to be deposited in accordance with Section 3.1 below. The Initial Deposit and the Additional Deposit, and the interest thereon, are collectively defined herein as the “Deposit”.

1.1.5 Title Company:	Chicago Title Insurance Company
171 North Clark Street
Chicago, IL 60601

1.1.6 Escrow Agent:	Chicago Title Insurance Company
171 North Clark Street
Chicago, IL 60601

1.1.7 Effective Date:	May 27, 2010.

1.1.8 Broker:	Jones Lang LaSalle Hotels.
          1.1.9 Inspection Period: The period beginning on the Effective Date and ending at 5:00 p.m. CDT on June 30, 2010.
          1.1.10 Closing Date: The date which is ten (10) calendar days after the expiration of the Inspection Period, as the Closing Date may be extended pursuant to Section 7.2.5 below.
     1.2 Closing Costs. “Closing Costs” shall be allocated and paid as follows:

Cost	Responsible Party
Cost of Title Commitment	Seller

Premium for Title Policy, including extended coverage	Purchaser 1/2 Seller 1/2

Premium for all endorsements to Title Policy (excluding extended coverage)	Purchaser

Costs of Survey and/or any revisions, modifications or recertifications thereto	Purchaser

Costs for UCC Searches	Purchaser

Recording Fees	Purchaser

Any deed taxes, documentary stamps or transfer taxes	Seller

Any sales tax relating to personal property, if any	Purchaser

Any mortgage taxes or similar taxes	Purchaser

Any escrow fee charged by Escrow Agent for holding the Deposit or conducting the Closing	Purchaser 1/2 Seller 1/2

     1.3 Notice Addresses:

Purchaser:	Gator Owner LLC
c/o Pebblebrook Hotels Trust
2 Bethesda Metro Center, Suite 1530
Bethesda, Maryland 20184
Attention: Thomas C. Fisher
Facsimile: 240-396-5763
E-mail: tfisher@pebblebrookhotels.com

With a copy to:	Honigman Miller Schwartz and Cohn LLP
38500 Woodward Avenue, Suite 100
Bloomfield Hills, Michigan 48304-5048
Attention: J. Adam Rothstein, Esq.
Facsimile: 248-566-8479
E-mail: arothstein@honigman.com

Seller:	iStar Financial Inc.
180 Glastonbury Blvd., Suite 201
Glastonbury, Connecticut 06033
Attention: Cynthia Tucker
Facsimile: 860-815-5901
E-mail: ctucker@istarfinancial.com

With a copy to:	Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, Illinois 60661
Attention: David P. Cohen, Esq.
Facsimile: 312-577-8751
E-mail: david.cohen@kattenlaw.com
ARTICLE 2
PROPERTY
     2.1 Property. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following property (collectively, the “Property”):
          2.1.1 Real Property. The land described in Exhibit A hereto (the “Land”), together with (a) all improvements located thereon, but expressly excluding improvements and structures owned by any tenant or other third party (“Improvements”), (b) without warranty, all right, title and interest of Seller, if any, in and to the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining thereto, and (c) without warranty, all right, title, and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the Land (collectively, the “Real Property”). The Real Property includes a hotel (the “Hotel”).

          2.1.2 Leases. All of Seller’s right, title and interest, in all leases of the Real Property (collectively, the “Leases”), including leases which may be made by Seller after the Effective Date and prior to Closing as permitted by this Agreement, but excluding that certain Lease of Hotel Space dated as of November 16, 1999 by and between 679 Company, as landlord, and Columbia Park, as tenant, as assigned by 679 Company to Seller and as assigned by Columbia Park to Seller (the “Hotel Lease”).
          2.1.3 Tangible Personal Property. All of Seller’s right, title and interest, without warranty, except as set forth in Section 9.1.10, in the equipment, machinery, furniture, furnishings and fixtures, including all china, glassware, silverware, linens, uniforms, works of art, computers, computer equipment and manuals and, to the extent assignable, computer software, programs and databases, Operating Statements (as hereinafter defined) and other tangible personal property, if any, owned by Seller and now or hereafter located in or used in connection with the operation, ownership or management of the Real Property (collectively, the “FFE”), supplies and inventory, including materials and supplies used or intended for use but not for sale in connection with the operation of the Hotel, all fuel stored on site, all inventory, if any, held for sale in the Hotel’s gift shop or other retail outlets owned by Seller, and, subject to Section 7.3.2 hereof, all merchandise, food and beverages held for sale in connection with the operation of the Hotel to the extent owned by Seller (collectively, “Supplies and Inventory”, and collectively with the FFE, the “Tangible Personal Property”). However, notwithstanding the foregoing, the Tangible Personal Property specifically excludes (collectively, the “Excluded Tangible Personal Property”): (i) any items of personal property owned or leased by The Wirth Companies and located in the portion of the Improvements occupied by The Wirth Companies; (ii) any items of personal property owned or leased by tenants under Leases and located in the portion of the Improvements leased by such tenants under their Leases; and (iii) any items of personal property owned by third parties and leased to Seller. The Tangible Personal Property includes, without limitation, the items set forth on Schedule 2.1.3 attached hereto. The Supplies and Inventory shall be subject to depletion, resupply, substitution, replacement and disposition in the ordinary course of business such that the Supplies and Inventory to be conveyed at Closing shall be such Supplies and Inventory that exists as of the Closing Date, subject to the terms of Section 7.2.4 below.
          2.1.4 Intangible Personal Property. All of Seller’s right, title and interest, if any, without warranty, except as set forth in Section 9.1.10, and only to the extent assignable, in all intangible personal property related to the Real Property and the Improvements, including, without limitation (i) all trade names and trade marks associated with the Real Property and the Improvements, and any sales and marketing materials relating to the Property; (ii) all websites and domain names associated with the Hotel; (iii) contract rights related to the operation, ownership or management of the Real Property, including maintenance, service, construction, supply and equipment rental contracts, if any, but not including Leases (collectively, the “Service Contracts”) (but only to the extent assignable without cost to Seller and Seller’s obligations thereunder are expressly assumed by Purchaser pursuant to this Agreement); (iv) warranties (to the extent assignable without cost to Seller); (v) governmental permits, approvals and licenses, if any (to the extent assignable without cost to Seller); and (vi) telephone exchange numbers (to the extent assignable without cost to Seller) all of the items described in this Section 2.1.4 collectively referred to as the “Intangible Personal Property”). Tangible Personal Property and Intangible Personal Property shall not include (a) any appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Property, including, without limitation, budgets prepared by or on behalf of Seller or any affiliate of Seller, (b) any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the Property and/or Seller, or which are subject to a confidentiality agreement, and (c) any trade name, mark or other identifying material that includes the name “iStar” or any derivative thereof.
     2.2 Excluded Property. Notwithstanding anything to the contrary in this Article 2, the following items are expressly excluded from the Property: (i) all cash on hand or on deposit (including without limitation funds contained in any “house banks”) in connection with the Hotel, and any funds in any operating account or other account or reserve created or maintained by Seller, Lender or The Wirth Companies, a Minnesota corporation (“The Wirth Companies”); (ii) the Excluded Tangible Personal Property; (iii) any intangible property owned by The Wirth Companies or its employees; and (iv) any fixtures, personal property or intellectual property owned by (A) any supplier, vendor, or licensor, or (B) any guests or customers of the Hotel.
     2.3 Assumed Liabilities. At Closing, Purchaser shall assume all liability, obligation, damage, loss, diminution in value, cost or expense of any kind or nature whatsoever, whether accrued or unaccrued, actual or contingent, known or unknown, foreseen or unforeseen (collectively, the “Liabilities”), arising from, relating to, or otherwise in connection with the Property to the extent either (a) arising on or after the Closing Date or (b) for which Purchaser receives a credit to the Purchase Price. Purchaser shall indemnify and hold harmless Seller and Lender and each of their respective shareholders, members, consultants, representatives, officers, employees and affiliates (collectively, the “Seller-Lender Indemnified Parties”) from any and all claims, liens, costs, causes of action, damages, expenses, losses or other liabilities, including, without limitation, reasonable attorneys’ fees (collectively, the “Indemnified Claims”), arising out of Purchaser’s failure to pay or discharge the Liabilities assumed by Purchaser as set forth above. Seller shall retain all Liabilities arising from, relating to, or otherwise in connection with the Property to the extent arising prior to the Closing Date other than such Liabilities for which Purchaser receives a credit to the Purchase Price. Seller shall indemnify and hold harmless Purchaser and its shareholders, members, consultants, representatives, officers, employees and affiliates (collectively, the “Purchaser Indemnified Parties”) from any and all Indemnified Claims arising out of Seller’s failure to pay or discharge the Liabilities retained by Seller as set forth above. The parties’ rights and obligations under this Section 2.3 shall survive the Closing.
ARTICLE 3
DEPOSIT
     3.1 Deposit.
          3.1.1 Deposit and Investment. Within two (2) Business Days after the Effective Date, Purchaser shall deposit with Escrow Agent the Initial Deposit and deliver a completed, executed Form W-9 to Escrow Agent and Seller. If Purchaser timely delivers a Notice of Satisfaction (defined below), Purchaser shall, no later than two (2) Business Days after the last day of the Inspection Period, deposit with Escrow Agent the Additional Deposit. Escrow Agent shall hold the Deposit in accordance with this Agreement. Upon written direction from Purchaser, Escrow Agent shall invest the Deposit as set forth in such written direction. In the absence of any such written direction to invest the Deposit, the parties hereto agree that Escrow Agent shall be under no duty to invest or reinvest the Deposit and that Escrow Agent may commingle the Deposit with other deposits or with Escrow Agent’s own funds in the manner provided for the administration of funds under Section 2-8 of the Corporate Fiduciary Act. The Deposit shall be in the form of a wire transfer to Escrow Agent of immediately available U.S. federal funds. If Purchaser fails to deposit the Initial Deposit within two (2) Business Days after the Effective Date, Seller may, until the same is so deposited, terminate this Agreement by written notice to Purchaser and Escrow Agent, in which event the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.
          3.1.2 Disposition of Deposit. If Purchaser elects to terminate this Agreement prior to the expiration of the Inspection Period by delivering a Due Diligence Termination Notice pursuant to Section 4.5.2 or if this Agreement is deemed terminated on account of Purchaser’s failure to timely deliver a Notice of Satisfaction in accordance with Section 4.5.2, Escrow Agent shall pay the entire Deposit to Purchaser on or before the second (2nd) Business Day following the earlier to occur of (i) Escrow Agent’s receipt of the Due Diligence Termination Notice from Purchaser or (ii) written notice from Purchaser to Seller and Escrow Agent stating that Purchaser has elected to terminate the Agreement. From and after the date on which Purchaser shall deliver to Seller and Escrow Agent a Notice of Satisfaction, the Deposit shall be non-refundable to Purchaser, except in the event of a termination of this Agreement due to (v) a Material Adverse Change (defined below) in accordance with the terms of Section 7.2.4, (w) failure of Seller to deliver the Estoppels (defined below) in accordance with the terms of Section 7.2.5, (x) a casualty in accordance with the terms of Section 6.1, (y) a condemnation in accordance with the terms of Section 6.2 or (z) a default by Seller beyond the applicable notice and cure period under Section 10.2, and, in the event of any such termination, the Deposit shall be handled as set forth in such Sections 7.2.4, 6.1, 6.2 or 10.2, as applicable. In the event that Closing shall occur, the Deposit shall be applied to the Purchase Price at Closing. In the event of a termination of this Agreement by either Seller or Purchaser in accordance with this Agreement after the Inspection Period, Escrow Agent is authorized and is hereby directed to deliver the Deposit to the party hereto entitled to same pursuant to the terms hereof on or before the second (2nd) Business Day following written demand from such party entitled thereto, such written demand to be sent to Escrow Agent and the other party hereto in accordance with the notice provisions of Section 12.10. In the event that Escrow Agent incurs any attorneys’ fees and costs in connection with a dispute between Purchaser and Seller hereunder, such costs shall be paid by the non-prevailing party in such dispute.
          3.1.3 Escrow Provisions. In the event Escrow Agent is required to invest the Deposit hereunder, Escrow Agent shall not be held responsible for any loss of principal or interest which may be incurred as a result of making such investment or redeeming such investment in accordance herewith. Purchaser and Seller authorize Escrow Agent to accept, comply with and obey any writs, orders, judgments or decrees entered or issued by any court with jurisdiction, and Escrow Agent shall not be liable to Purchaser or Seller or any other person by reason of such compliance, notwithstanding that such writ, order, judgment or decree be subsequently reversed, modified, annulled, set aside or vacated. If Escrow Agent is made a party defendant to any suit or proceedings regarding the escrow of the Deposit, Purchaser and Seller agree to pay Escrow Agent, upon written demand, all reasonable costs, attorney’s fees, and expenses incurred with respect to such suit or proceeding, except to the extent arising from Escrow Agent’s gross negligence, willful misconduct or breach of this Agreement.
     3.2 Purchase Price. Purchaser shall pay the purchase price set forth in Section 1.1.3 hereinabove (the “Purchase Price”) in immediately available funds at Closing. Purchaser and Seller shall, on or before the expiration of the Inspection Period, agree in good faith upon an allocation of the Purchase Price as among the Real Property, the Tangible Personal Property and the Intangible Personal Property for federal, state and local tax purposes. Purchaser and Seller agree to report the federal, state and local income and other tax consequences of the transactions contemplated by this Agreement and in particular, to report the information required by Section 1060(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and to file all tax returns and related tax documents, in a manner consistent with such allocation, and neither Purchaser nor Seller shall take any position inconsistent with such agreed upon allocation of the Purchase Price in any tax return or otherwise. The provisions of this Section 3.2 shall survive the Closing.
ARTICLE 4
DUE DILIGENCE
     4.1 Due Diligence Materials To Be Delivered. Seller has delivered, or caused to be delivered, or promptly after the Effective Date shall deliver, or cause to be delivered, to Purchaser the following (the “Property Information”):
          4.1.1 Rent Roll. The rent roll for the Property set forth on Exhibit H attached hereto (“Rent Roll”);
          4.1.2 Financial Information. Copies of operating statements and a summary of capital expenditures pertaining to the Property for the three most recent fiscal years preceding the Effective Date and any interim period between the end of the most recently completed fiscal year and the calendar month immediately preceding the Effective Date, or such lesser period as Seller has owned the Property (“Operating Statements”), to the extent in Seller’s possession;
          4.1.3 Environmental Reports. (i) A copy of that certain Report of Phase I Environmental Site Assessment, dated July 22, 2009, prepared by Bradburne, Briller & Johnson, LLC, with respect to the Property, and (ii) a copy of any environmental report related to the Property prepared for the benefit of Lender in connection with the making of Lender’s initial loan with respect to the Property;
          4.1.4 Tax Statements. A copy of ad valorem tax statements relating to the Property for the three years preceding the Effective Date and correspondence relating to any tax appeals filed relating to that period;
          4.1.5 Lender’s Bank Statements. Copies of Lender’s bank statements with respect to reserve accounts and collection accounts in the name of, or for the benefit of, Lender with respect to funds exclusively related to the Property, for the period from and after cash began to be deposited in such accounts until the Effective Date;

          4.1.6 Title and Survey. A copy of Lender’s most current title insurance policy and a copy of Seller’s most current title insurance policy (or, if a final policy has not yet been issued to Seller, Seller’s pro forma policy, with delivery of a copy of Seller’s final policy to follow upon receipt of same by Seller) and survey, if any, of the Property; and
          4.1.7 Service Contracts. A list, together with copies, of the Service Contracts.
     Except for the Rent Roll contemplated in Section 4.1.1, Seller’s obligations to deliver the items listed in this Section 4.1 shall be limited to the extent such items are in the possession of Seller and to the extent Seller is legally or contractually permitted to provide such items.
     4.2 Due Diligence Materials To Be Made Available. To the extent such items are in Seller’s possession, Seller shall make available to Purchaser for Purchaser’s review during the Inspection Period, at the Property, the following items and information (the “Additional Property Information”), and Purchaser at its expense shall have the right to make copies of same:
          4.2.1 Financial Information. Copies of the general ledger for the Property for the year to date period and the immediately preceding three year period and copies of utilities bills for the most recent three year period with respect to the utilities supplied to the Property;
          4.2.2 Lease Files. Copies of the lease files for all tenants, including the Leases, amendments, guaranties, any letter agreements and assignments which are then in effect (“Lease Files”);
          4.2.3 Equipment Leases. A schedule of all equipment leases and licenses (“Equipment Leases and Licenses”), together with copies of all of the same;
          4.2.4 Licenses, Permits and Certificates of Occupancy. Copies of all licenses, permits and certificates of occupancy relating to the Property;
          4.2.5 Property Insurance. Copies of certificates evidencing existing insurance coverage relating to the Property, and copies of all correspondence relating to insurance claims made within the three year period preceding the Effective Date, if any;
          4.2.6 Reservations Schedule. A schedule of all reservations for rooms, conference, banquet, or meeting space or any other facilities that shall occur in whole or in part on or after the Cutoff Time (defined below), such schedule to include a listing of all deposits taken and prices quoted;
          4.2.7 Schedule of Employees. A schedule (“Schedule of Employees”) of all employees of the Hotel, their terms of employment, wages, benefits and accrued vacation and sick days; and any and all collective bargaining agreements and employment contracts with such employees.
In addition to the foregoing, during the Inspection Period, to the extent such items are available to Seller, Seller shall make all of its documents, books, records and other information related to the Property that are not of a proprietary nature, however stored or maintained, available to

Purchaser for Purchaser’s review at the Property during normal business hours upon reasonable prior written notice. Furthermore, if and to the extent any items required to be delivered or made available by Seller to Purchaser under Sections 4.1 or 4.2 above are reasonably susceptible to being transmitted by Seller via email, Seller shall, upon Purchaser’s written request (which may be via email), transmit such items to Purchaser via email.
     4.3 Physical Due Diligence. Commencing on the Effective Date and continuing until the Closing, subject to the terms of any Leases and guests of the Hotel, Purchaser and its contractors, agents, consultants and representatives shall have reasonable access to the Property at all reasonable times during normal business hours, upon appropriate notice to tenants and Hotel guests as permitted or required under the Leases or any applicable occupancy agreements, for the purpose of conducting, at Purchaser’s sole cost and expense, tests, studies and investigations, including surveys and architectural, engineering, geotechnical and environmental inspections and tests, provided that (a) Purchaser must give Seller at least one (1) Business Day’s prior written notice delivered via e-mail of any such tests, studies or investigations, and with respect to any intrusive test, study or investigation (e.g., core sampling) must obtain Seller’s prior written consent (which consent may be given, withheld or conditioned in Seller’s sole discretion), (b) prior to performing any test, study or investigation, Purchaser must deliver a certificate of insurance to Seller evidencing that Purchaser and its contractors, agents, consultants and representatives have in place (and Purchaser and its contractors, agents, consultants and representatives shall maintain during the pendency of this Agreement) (1) commercial general liability insurance with limits of at least Two Million Dollars ($2,000,000) for bodily injury or death and property damage insurance including coverage for contractual liability and personal and advertising injury with respect to Purchaser’s obligations hereunder, and (2) workers’ compensation and employers’ liability insurance with limits of at least $100,000 each accident, $100,000 each employee and $500,000 policy limit, all covering any accident arising in connection with the presence of Purchaser, its contractors, agents and representatives on the Property, which insurance, except for workers’ compensation and employers’ liability, shall (A) name as additional insureds thereunder Seller and such other parties holding insurable interests as Seller may designate, and (B) be written by a reputable insurance company having a rating of at least “A+:VII” by Best’s Rating Guide (or a comparable rating by a successor rating service), and (C) otherwise be subject to Seller’s prior approval, and (c) all such tests shall be conducted by Purchaser in compliance with Purchaser’s responsibilities set forth in Section 4.8 below. Purchaser shall bear the cost of all such inspections or tests and shall be responsible for and act as the generator with respect to any wastes generated by those tests, which obligation shall survive the termination of this Agreement. Subject to the provisions of Sections 4.8 and 12.8 hereof, Purchaser or Purchaser’s representatives may communicate with any tenant of the Real Property; provided, however, Purchaser shall give Seller reasonable prior written notice delivered via e-mail of Purchaser’s intended communication with any tenant. Subject to the provisions of Sections 4.8 and 12.8 hereof, Purchaser or Purchaser’s representatives may communicate with any governmental authority for the sole purpose of gathering information regarding then current zoning or permit compliance of the Real Property, the environmental condition of the Real Property and the Improvements (but only to the extent such communication is reasonably and customarily required in order for Purchaser’s environmental consultant to be able to prepare a Phase I environmental site assessment for the Property) and then current entitlements with respect to the Real Property in connection with the transaction contemplated by this Agreement; provided, however, Purchaser must give Seller at least 24 hours’ prior written notice delivered via e-mail of Purchaser’s intended communication with any governmental authority and allow Seller or its representatives the opportunity participate in such communication if Seller desires. As used in this Section 4.3, “communicate” and “communication” shall mean the initiation of, response to, or sharing or exchange of information, knowledge or messages, whether by oral, written or electronic methods or media, or by any other means.
     4.4 Estoppels. Prior to the expiration of the Inspection Period, Seller shall request the tenants of the Property to provide estoppel letters (“Estoppels”) in the forms attached hereto as Exhibits J-1 and J-2, and, thereafter, Seller shall pursue, in good faith and with due diligence, the return of the same as duly executed by the applicable tenants; provided, however, that Seller shall not be obligated to (i) declare a default under any Leases or (ii) commence a legal action for enforcement of any Leases. Seller shall deliver to Purchaser the Estoppels it receives back from the tenants promptly after the same are received by Seller. Notwithstanding anything herein to the contrary, as long as Seller has timely requested the Estoppels, Seller’s inability to deliver any Estoppel due to the failure of a tenant to provide an Estoppel shall not constitute a default hereunder.
     4.5 Conditions Precedent; Notice of Satisfaction.
          4.5.1 The following conditions precedent (collectively, the “Inspection Period Conditions”) shall be either satisfied or waived by Purchaser during the Inspection Period (except that Purchaser may elect to designate the Estoppel Condition as a condition to Closing as set forth in Section 4.5.2 below):
               (1) (a) Purchaser’s satisfaction in its sole and absolute discretion, with all physical aspects of the Property, including, but not limited to, its environmental condition, structural condition, the condition of the roof and the HVAC system and the condition of all parking, drive, walkway and landscaped areas and off-site improvements, if any, appurtenant thereto, and (b) Purchaser’s satisfaction, in its sole and absolute discretion, with the revenue generated or to be generated from the Property and the expenses incurred and to be incurred in the operation and maintenance of the Property (the “Physical/Financial Review Condition”);
               (2) Approval by Purchaser’s board of trustees and/or investment committee of the transaction contemplated hereby (the “Board Approval Condition”);
               (3) Purchaser’s satisfaction with the state of title to the Property, in accordance with Article 5 below (the “Title Condition”);
               (4) Seller providing to Purchaser Estoppels from the tenants under the Leases, in accordance with Section 7.2.5, which Estoppels shall be dated no earlier than 45 days prior to Closing; (the “Estoppel Condition”); and
               (5) Purchaser shall be satisfied that all governmental authorities with jurisdiction over the issuance to Purchaser or its designee or designees of the requisite liquor licenses to be used at the Property will be in a position at or before Closing to issue such licenses to Purchaser or its designee or designees (the “Liquor License Condition”).

          4.5.2 Purchaser shall have the right, on or before the expiration of the Inspection Period, to notify Seller and Escrow Agent (such notice being a “Notice of Satisfaction”) of its satisfaction with or waiver of all of the following: the Physical/Financial Review Condition; the Board Approval Condition; the Title Condition; and the Liquor License Condition. In addition, the Notice of Satisfaction shall specify whether, as of the date of such Notice of Satisfaction, the Estoppel Condition has been satisfied or has been waived by Purchaser, or, if such condition has not been satisfied or waived, whether Purchaser elects to designate the Estoppel Condition as a condition to Closing as set forth in Section 7.2.5. If Purchaser so delivers a Notice of Satisfaction on or before the expiration of the Inspection Period, this Agreement shall continue in full force and effect, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 4.5.2, and such issuance of the Notice of Satisfaction shall be conclusive evidence that Purchaser has received or had access to all Property Information and Additional Property Information (collectively, the “Property Documents”) and conducted all inspections and tests of the Property that it considers important and that all of the aforementioned conditions precedent have been satisfied (except the Estoppel Condition if so specified in the Notice of Satisfaction), and the Deposit shall become non-refundable to Purchaser except as set forth under Section 3.1.2. If Purchaser fails to deliver a Notice of Satisfaction to Seller on or before expiration of the Inspection Period, this Agreement shall automatically terminate on the last day of the Inspection Period, the Initial Deposit shall be promptly returned to Purchaser and neither party shall thereafter have any further liability or obligation hereunder, except for such liability and obligation expressly set forth herein to survive such termination. Notwithstanding anything to the contrary in this Agreement, Purchaser may terminate this Agreement for any reason or no reason prior to the expiration of the Inspection Period by giving written notice of termination to Seller and Escrow Agent (the “Due Diligence Termination Notice”) on or before the last day of the Inspection Period. If Purchaser so delivers a Due Diligence Termination Notice to Seller on or before expiration of the Inspection Period, this Agreement shall be deemed terminated, the Initial Deposit shall be promptly returned to Purchaser and neither party shall thereafter have any further liability or obligation hereunder, except for such liability and obligation expressly set forth herein to survive such termination.
     4.6 Return of Documents and Reports. As additional consideration for the transaction contemplated herein, Purchaser shall provide to Seller, if requested by Seller, promptly following receipt of same by Purchaser, copies of all “Reports”. “Reports” mean (a) third-party reports, tests, investigations and studies that pertain to contamination of, or environmental concerns regarding, the Property and (b) all other third party reports, investigations and studies, other than economic analyses in each case under (a) and (b) prepared for Purchaser in connection with its due diligence review of the Property, including, without limitation, any and all Reports involving structural or geological conditions of the Property, if any, at no cost to Seller. The Reports shall be delivered to Seller without any representation or warranty as to the completeness or accuracy of the Reports or any other matter relating thereto. Upon any termination of this Agreement prior to Closing, Purchaser shall promptly return all Property Documents (and copies thereof) to Seller. Purchaser’s obligation to deliver the Property Documents and the Reports to Seller shall survive the termination of this Agreement.
     4.7 No Representation or Warranty by Seller. Purchaser acknowledges that, except as expressly set forth in this Agreement, (a) Seller has not made and does not make any warranty or representation regarding the truth, accuracy or completeness of the Property

Documents or the source(s) thereof, (b) Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Property Documents, or in any other written or oral communications transmitted or made available to Purchaser, (c) Purchaser shall rely solely upon its own investigation with respect to the Property, including, without limitation, the Property’s physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto, and (d) Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Documents and is providing the Property Documents solely as an accommodation to Purchaser.
     4.8 Purchaser’s Responsibilities. In conducting any inspections, investigations or tests of the Property and/or Property Documents, Purchaser and its agents and representatives shall: (a) not disturb the tenants or Hotel guests or interfere with their use of the Property pursuant to their respective Leases or occupancy agreements; (b) not interfere with the operation and maintenance of the Property; (c) not damage any part of the Property or any personal property owned or held by any tenant or any third party; (d) not injure or otherwise cause bodily harm to Seller or its agents, guests, invitees, contractors and employees or any tenants or their agents, guests, invitees, contractors and employees; (e) comply with all applicable laws; (f) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property; (g) not permit any liens to attach to the Real Property by reason of the exercise of its rights hereunder; (h) repair any damage to the Real Property resulting directly or indirectly from any such inspection or tests; and (i) not reveal or disclose prior to Closing any information obtained during the Inspection Period concerning the Property and the Property Information to anyone other than as set forth in Section 12.8 below, in accordance with the confidentiality standards set forth in Section 12.8 below. Purchaser’s obligations under this Section 4.8 shall survive the termination of this Agreement.
     4.9 Purchaser’s Agreement to Indemnify. Purchaser hereby agrees to indemnify, defend and hold harmless the Seller-Lender Indemnified Parties from and against any and all Indemnified Claims arising out of Purchaser’s inspections or tests (whether performed by Purchaser or its contractors, consultants or representatives) permitted under this Agreement or any violation of the provisions of Sections 4.3 and 4.8; provided, however, the indemnity shall not extend to protect Seller from any pre-existing liabilities for matters merely discovered by Purchaser (i.e., latent environmental contamination) so long as Purchaser’s actions do not aggravate or exacerbate any pre-existing liability of Seller. Purchaser also hereby agrees to indemnify, defend and hold harmless any tenant from and against any and all Indemnified Claims which such tenant may suffer or incur due to Purchaser’s breach of its obligation under Sections 4.3 and 4.8 above to maintain the confidential nature of any Property Information or other information relative to such tenant. Purchaser’s obligations under this Section 4.9 shall survive the termination of this Agreement and shall survive the Closing.
ARTICLE 5
TITLE AND SURVEY
     5.1 Title Commitment. Seller has previously delivered to Purchaser (and Purchaser acknowledges receipt thereof) a commitment for an ALTA 2006 owner’s policy of title insurance with an effective date of March 22, 2010 (the “Title Commitment”) issued by the Title Company. Seller has directed the Title Company to make available to Purchaser copies of all documents of record referred to in the Title Commitment as exceptions to title to the Real Property (other than any of the same relating to liens and security interests securing monetary obligations of Seller to be paid and/or discharged at Closing).
     5.2 Survey. Seller has previously delivered to Purchaser a copy of the most-current survey of the Real Property in Seller’s possession (“Existing Survey”). Purchaser at its sole cost, may elect to obtain a new survey or revise, modify or recertify the Existing Survey (“Survey”) as necessary in order for the Title Company to delete the survey exception from the Title Policy or otherwise satisfy Purchaser’s objectives.
     5.3 Title Review. During the Inspection Period, Purchaser shall review title to the Property as disclosed by the Title Commitment and the Survey. Purchaser shall have the right, commencing on the Effective Date and expiring on the date ten (10) days prior to the expiration of the Inspection Period (the “Objection Period”), to notify Seller in writing (“Objection Notice”) of any objections Purchaser may have to the status of title to the Real Property. Seller shall have no obligation to cure title objections except financing liens of an ascertainable amount created by, under or through Seller or that are held by Seller or an affiliate of Seller, which liens Seller shall cause to be released at or prior to Closing (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose), and Seller shall deliver the Property free and clear of any such financing liens. Seller further agrees to remove any exceptions or encumbrances to title which are voluntarily created by, under or through Seller after the Effective Date without Purchaser’s consent (if requested, such consent shall not be unreasonably withheld or delayed). To the extent Seller shall not cure any such objections on or before the expiration of the Inspection Period or to the extent Seller shall not commit in writing to cure the same as of Closing, Purchaser shall have the right, upon notice to Seller on or before expiration of the Inspection Period, to terminate this Agreement, in which event the Initial Deposit shall be promptly returned to Purchaser and neither party shall thereafter have any further liability or obligation hereunder, except for such liability and obligation expressly set forth herein to survive such termination. The term “Permitted Exceptions” shall mean: (i) the exceptions in the Title Commitment (x) to which Purchaser does not object in the Objection Notice, or (y) to which Purchaser does object in the Objection Notice but which Seller does not agree, by written notice to Purchaser given within ten (10) days after Seller’s receipt of Purchaser’s Objection Notice, to cure at or prior to Closing; (ii) exceptions that the Title Company has not agreed to remove from the Title Commitment as of the end of the Inspection Period and that Seller is not required to remove as provided above; (iii) matters created by, through or under Purchaser; (iv) matters shown on the Survey which have not been removed as of the end of the Inspection Period (or if Purchaser does not obtain a Survey, all matters that a current, accurate survey of the Property would show); (v) real estate taxes and installments of assessments not yet due and payable; (vi) rights of tenants under any Leases; and (vii) any and all provisions of law or municipal ordinances, orders or requirements constituting a lien against or otherwise encumbering real property issued by the departments of buildings, fire, labor, health or other Federal, State, County, Municipal or other departments and governmental agencies having jurisdiction against or affecting the Real Property or any portion thereof.

     5.4 Delivery of Title Policy at Closing. In the event that, due to no fault of Purchaser or Seller, Title Company does not issue at Closing, or unconditionally commit at Closing to issue, to Purchaser, an ALTA 2006 owner’s policy of title insurance (including the pre-printed exclusions from coverage contained in such policy) in accordance with the Title Commitment (as the same may have been updated during the Inspection Period), insuring Purchaser’s fee simple title to the Real Property in the amount of the Purchase Price, subject only to the Permitted Exceptions and dated as of the time and date of Closing or a subsequent date (the “Title Policy”), Purchaser shall have the right to terminate this Agreement, in which case the Deposit shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement.
ARTICLE 6
ADDITIONAL AGREEMENTS
     6.1 Casualty. In the event of any damage or destruction of the Improvements prior to Closing, Seller shall, unless such damage or destruction is de minimis in nature, promptly thereafter notify Purchaser thereof. In the event that the reasonably estimated cost to repair such damage or destruction shall exceed $2,000,000, Purchaser may terminate this Agreement upon written notice given to Seller within five (5) Business Days after Purchaser receives notice thereof from Seller. In the event Purchaser elects not to terminate (or such damage or destruction is of such a nature that Purchaser does not have a right to terminate this Agreement), Purchaser shall, subject to the other terms and conditions hereof, proceed to close in accordance with this Agreement and Seller shall assign to Purchaser at Closing all of Seller’s rights to any proceeds from casualty insurance resulting from such damage or destruction and Purchaser shall receive a credit against the Purchase Price in the amount of any deductible.
     6.2 Condemnation. If proceedings in eminent domain are instituted with respect to the Property or any portion thereof, Seller shall promptly thereafter notify Purchaser thereof. In such event, Purchaser may terminate this Agreement upon written notice to Seller within five (5) Business Days after Purchaser receives notice thereof from Seller. If Purchaser chooses not to terminate and proceeds to close in accordance with the Agreement, Purchaser shall be entitled to receive any and all condemnation proceeds. In such case, Seller shall cooperate with Purchaser in good faith, and shall execute such documents or instruments as Purchaser may reasonably require to evidence Seller’s assignment of its rights with respect to such condemnation, subject to the closing of the transaction contemplated by this Agreement.
     6.3 New Contracts. Except as provided in Section 6.5, from the Effective Date through Closing, Seller will not enter into any contract that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminable without cause and without the payment of any termination penalty on not more than thirty (30) days’ prior notice and contracts required for compliance with applicable law. Seller shall furnish to Purchaser copies of any such new contracts promptly after Seller’s execution and delivery thereof.
     6.4 Existing Service Contracts. Purchaser shall provide one or more written notices (each, a “Contract Notice”) to Seller identifying which, if any, of the Service Contracts

Purchaser desires to assume at Closing, as follows: (i) with respect to any Service Contracts which can be terminated by Seller upon less than ten (10) days notice at a cost of less than $5,000, Purchaser shall deliver a Contract Notice to Seller no later than two (2) Business Days prior to the expiration of the Inspection Period; and (ii) with respect to all other Service Contracts, Purchaser shall deliver a Contract Notice to Seller no later than thirty (30) days prior to Closing. If Purchaser fails, by the applicable deadline as set forth in the preceding sentence, to elect to assume any Service Contract by providing Seller with a Contract Notice with respect to such Service Contract, then Seller shall terminate such Service Contract at or prior to Closing at Seller’s sole expense. If Purchaser does, by the applicable deadline as set forth above, elect to assume any Service Contract by providing Seller with a Contract Notice with respect to such Service Contract, then Purchaser shall assume such Service Contract at Closing, to the extent assignable. If Purchaser fails to provide Seller with any Contract Notice at all, Purchaser shall assume all assignable Service Contracts at Closing. The Service Contracts that Purchaser elects to assume or is deemed to have elected to assume are referred to herein as the “Assumed Service Contracts”.
     6.5 Leasing. Seller will not amend or terminate any existing Lease or enter into any new Lease without (a) providing Purchaser all relevant supporting documentation, as reasonably determined by Seller, including, without limitation, tenant financial information to the extent in Seller’s possession, and (b) as to any such amendment or termination of a Lease or new Lease which is to be executed after the expiration of the Inspection Period, obtaining Purchaser’s written consent thereto. If Purchaser’s consent is requested by Seller as to any amendment or termination of a Lease, or as to a new Lease, Purchaser agrees to give Seller written notice of approval or disapproval of a proposed amendment or termination of a Lease or new Lease within three (3) Business Days after Purchaser’s receipt of the items in clause (a) above. If Purchaser does not respond to Seller’s request within such time period, then Purchaser will be deemed to have approved such amendment, termination or new Lease.
     6.6 Liquor License and Liquor Inventory. After the Effective Date, Purchaser shall be permitted, at Purchaser’s sole cost and expense, to submit with the appropriate governmental authority an application for a liquor license with respect to the Property; provided, however, that if this Agreement is terminated and the Closing does not occur, Purchaser shall promptly revoke such application. Such obligation shall survive the termination of this Agreement. All liquor inventory will be sold to Purchaser in accordance with applicable law, such that no liquor inventory will be conveyed until Purchaser receives a buyer’s card.
     6.7 Current Operations; Communications. From the Effective Date until the Closing or earlier termination of this Agreement, Seller shall conduct the business of the Property in the ordinary course, and will not: (a) transfer or convey the Property or any interest in Seller (or enter into any agreement to do so), except for transfers or conveyances to Lender or any affiliate thereof (provided that, in the event of any such transfer or conveyance to Lender or any affiliate thereof, Lender or such affiliate shall be bound by the obligations of Seller under this Agreement); (b) create or agree to any easements, liens, mortgages, encumbrances or other interests that would affect the Property or Seller’s ability to comply with this Agreement; (c) fail to maintain and repair the Property in a manner substantially similar to the manner in which Seller has done so previously; (d) change Seller’s existing policies of public liability and hazard and extended coverage insurance insuring the Property; (e) fail to comply promptly with any written notices of violation of laws or municipal ordinances, regulations, orders or requirements of departments of housing, building, fire, labor, health, or other state, city or municipal departments or other governmental authorities having jurisdiction against or affecting the Property or the use or operation thereof, without the prior written consent of Purchaser, which consent may be granted or denied in Purchaser’s sole discretion; (f) terminate any tax appeals, condemnation awards proceedings, insurance settlement negotiations or proceedings, zoning changes, public roadway or traffic realignment negotiations with public authorities, or storm water management agreements benefiting the Property; (g) deplete or dispose of the Supplies and Inventory except in the ordinary course of business; or (h) fail to resupply and replace any Supplies and Inventory that otherwise would have been resupplied and replaced in the ordinary course of business. Seller shall promptly deliver to Purchaser copies of any notices of default sent by Seller to, or received by Seller from, any tenants of the Property or service or materials providers to the Property sent or received from and after the Effective Date until the Closing or earlier termination of this Agreement.
     6.8 Continuing Books and Records Access. From the Effective Date until the date two (2) years after the Closing, Seller shall, to the extent such items are in Seller’s possession or control, make all of its property-level books and records for the years ended December 31, 2007, 2008 and 2009 and interim periods as required by the rules and regulations of the Securities and Exchange Commission (“SEC”) available to Purchaser and Purchaser’s independent accountants for inspection, copying and audit at the sole expense of the Purchaser. Seller shall, at no expense to Seller, provide Purchaser with copies of, or access to, such factual information, accounting records and financial information as may be reasonably requested by Purchaser or its auditors, and in the possession or control of Seller, to enable Purchaser or its affiliates to file reports or registration statements in compliance with the rules and regulations of the SEC. Seller also shall, upon request, at no expense to Seller, supply to Purchaser letters of representation to such accountants, in form and substance satisfactory to Purchaser in its sole discretion. This Section 6.8 shall survive the Closing.
ARTICLE 7
CLOSING
     7.1 Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at or through the offices of Escrow Agent (or such other location as may be mutually agreed upon by Seller and Purchaser). Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.
     7.2 Conditions to Parties’ Obligation to Close. Seller and Purchaser acknowledge that the Inspection Period Conditions (other than the Estoppel Condition if Purchaser has elected to designate it as a condition to Closing in accordance with Section 4.5.2) shall be either satisfied or waived prior to the expiration of the Inspection Period such that after the expiration of the Inspection Period the obligation of Purchaser to consummate the transactions contemplated hereunder no longer shall be conditioned upon the satisfaction of the Inspection Period

Conditions (other than the Estoppel Condition if Purchaser has elected to designate it as a condition to Closing in accordance with Section 4.5.2), all as set forth in Section 4.5. However, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder are conditioned upon, in addition to all other conditions to Closing set forth herein, the following (any of which such conditions may be waived in writing by the beneficiary thereof):
          7.2.1 Representations and Warranties. The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and the Closing Date; provided that, with respect to any matters of which Seller acquires knowledge after the Effective Date and before the Closing Date which would cause Seller’s representations set forth in Sections 9.1.2 and 9.1.9 to be untrue or incorrect in any material respects as of the Closing Date, Seller may, in its sole discretion without obligation to do so, satisfy this condition by causing the Title Company to provide affirmative title insurance coverage in favor of Purchaser with respect to such matter reasonably satisfactory to Purchaser, or providing an indemnity or guaranty with respect to such matter in favor of Purchaser reasonably satisfactory to Purchaser, in which events this condition shall be deemed to be satisfied with respect to such matter.
          7.2.2 Deliveries. As of the Closing Date, the other party shall have tendered all deliveries to be made at Closing, including without limitation Purchaser’s delivery of the Purchase Price via wire transfer in readily available funds.
          7.2.3 Actions, Suits, etc. There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against the other party or involving the Property that would materially and adversely affect that party’s ability to perform its obligations under this Agreement; provided that, with respect to any such matter affecting Seller or the Property, Seller may, in its sole discretion without obligation to do so, satisfy this condition by causing the Title Company to provide affirmative title insurance coverage in favor of Purchaser with respect to such matter reasonably satisfactory to Purchaser, or providing an indemnity or guaranty with respect to such matter in favor of Purchaser reasonably satisfactory to Purchaser, in which events this condition shall be deemed to be satisfied with respect to such matter.
          7.2.4 Absence of Material Adverse Change. For purposes hereof, a “Material Adverse Change” shall mean the depletion or disposition of the Supplies and Inventory as of Closing below the level of the Supplies and Inventory which existed as of the Effective Date. If prior to the Closing Date a Material Adverse Change occurs, Purchaser may, at its option, promptly upon Purchaser obtaining knowledge of such Material Adverse Change (but in any event prior to Closing), deliver written notice thereof to Seller (with a copy to Lender) requesting that Seller cure such Material Adverse Change by replenishing the Supplies and Inventory to the level of the Supplies and Inventory which existed as of the Effective Date. Seller shall have a period of ten (10) Business Days after receipt of such written notice from Purchaser to so replenish the Supplies and Inventory, and if the Closing Date otherwise would occur during such ten (10) Business Day period, the Closing Date shall be extended to the first Business Day following the expiration of such ten (10) Business Day period, or such earlier date as Seller and

Purchaser may agree in writing. Notwithstanding anything herein contained to the contrary, in the event that there has been a Material Adverse Change during the period between the date Purchaser sent the Notice of Satisfaction to Seller and the date of Closing, which Material Adverse Change is not cured by Seller within ten (10) Business Days after Seller’s receipt of written notice thereof from Purchaser as set forth above, Purchaser shall have the right, upon written notice thereof to Seller on or prior to the Closing Date, to terminate this Agreement and thereupon to receive an immediate refund of the Deposit, and neither party shall thereafter have any further liability or obligation hereunder except for such liabilities and obligations that are expressly stated herein to survive termination of this Agreement.
          7.2.5 Estoppels. If Purchaser has elected to designate the Estoppel Condition as a condition to Closing in accordance with Section 4.5.2, and if Seller has not delivered the Estoppels to Purchaser at or prior to the Closing Date, Seller shall have the right, upon written notice to Purchaser on or prior to the Closing Date, to extend the Closing for a period up to sixty (60) days, so long as Seller is continuing to pursue, in good faith and with due diligence, the return of the Estoppels as duly executed by the applicable tenants, and, upon delivery to Purchaser of the executed Estoppels, the Estoppel Condition shall be satisfied and the parties shall proceed to Closing no later than five (5) Business Days thereafter. If Purchaser has elected to designate the Estoppel Condition as a condition to Closing in accordance with Section 4.5.2, and if Seller has not delivered the Estoppels to Purchaser at or prior to Closing (as it may be extended pursuant to the preceding sentence), Purchaser shall have the right to waive such condition and proceed to Closing or, upon written notice thereof to Seller on or prior to the Closing Date, to terminate this Agreement and thereupon to receive an immediate refund of the Deposit, and neither party shall thereafter have any further liability or obligation hereunder except for such liabilities and obligations that are expressly stated herein to survive termination of this Agreement. Notwithstanding anything in this Agreement to the contrary, if the information set forth in any Estoppel is modified by the tenant executing such Estoppel such that it deviates from the form attached hereto as Exhibit J-1 or J-2 (as applicable), such Estoppel nevertheless shall be deemed sufficient for purposes of satisfying the Estoppel Condition under Section 4.5.2 or this Section 7.2.5 (as applicable), provided that such deviations do not materially adversely alter the information set forth in the Estoppel.
     7.3 Seller’s Deliveries in Escrow. As of or prior to the Closing Date, Seller shall deliver in escrow to Escrow Agent the following:
          7.3.1 Deed. A limited warranty deed in the form of Exhibit B hereto, including a list of Permitted Exceptions to which the conveyance shall be subject, executed by Seller, conveying Seller’s interest in the Real Property (the “Deed”);
          7.3.2 Bill of Sale. A Bill of Sale and Assignment and Assumption of Leases and Contracts, in the form of Exhibit C hereto (the “Bill of Sale”), executed by Seller, conveying to Purchaser, without warranty (except as set forth in Section 9.1.10), Seller’s right, title and interest in and to the Tangible Personal Property, Leases and Assumed Service Contracts. Notwithstanding anything herein to the contrary, food and beverage inventory shall only be transferred to the extent permitted by law.

          7.3.3 General Assignment. An Assignment and Assumption Agreement in the form of Exhibit D hereto (the “Assignment”), executed by Seller, assigning to Purchaser, without warranty (except as set forth in Section 9.1.10), Seller’s right, title and interest in and to the Intangible Personal Property, to the extent assignable, and pursuant to which Purchaser shall assume (i) all Liabilities arising from and after Closing and (ii) all Liabilities for which Purchaser received a credit against the Purchase Price.
          7.3.4 Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Real Property, including but not limited to a Minnesota Certificate of Real Estate Value (“CREV”);
          7.3.5 FIRPTA. A Foreign Investment in Real Property Tax Act affidavit in the form of Exhibit E hereto;
          7.3.6 Tenant Notices. The Tenant Notices (hereinafter defined), executed by Seller;
          7.3.7 Authority Documents. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the underwriter for the Title Policy; and
          7.3.8 Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).
          7.3.9 Lease Terminations. Evidence of termination of the Hotel Lease.
     7.4 Purchaser’s Deliveries in Escrow. On or before the Closing Date, Purchaser shall deliver in escrow to Escrow Agent the following:
          7.4.1 Purchase Price. Purchaser shall, on or before noon CDT on the Closing Date, deposit the Purchase Price less the Deposit, plus or minus applicable prorations, in immediate, same-day U.S. federal funds wired for credit into Escrow Agent’s escrow account, which funds must be delivered in a manner to permit Escrow Agent to deliver good funds to Seller or its designee on the Closing Date (and, if requested by Seller, by wire transfer);
          7.4.2 Bill of Sale. The Bill of Sale, executed and acknowledged by Purchaser;
          7.4.3 Assignment. The Assignment, executed and acknowledged by Purchaser.
          7.4.4 ERISA Letter. A letter to Seller in the form of Exhibit F hereto duly executed by Purchaser, confirming that Purchaser is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and, in the event Purchaser is unable or unwilling to make such a representation, Purchaser shall be deemed to be in default hereunder, and Seller shall have the right to terminate this Agreement and to receive and retain the Deposit;
          7.4.5 Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Purchaser by applicable state and local law in connection with the conveyance of the Real Property, including but not limited to a CREV;
          7.4.6 Authority Documents. Evidence of the existence, organization and authority of Purchaser and of the authority of the persons executing documents on behalf of Purchaser reasonably satisfactory to the underwriter for the Title Policy;
          7.4.7 Tenant Notices. The Tenant Notices, executed by Purchaser;
          7.4.8 Additional Documents. Any additional documents that Seller, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement).
     7.5 Closing Statements. As of or prior to the Closing Date, Seller and Purchaser shall deposit with Escrow Agent executed closing statements consistent with this Agreement in the form required and prepared by Escrow Agent.
     7.6 Possession. At Closing, Seller shall deliver possession of the Property to Purchaser at the Closing subject only to the Permitted Exceptions.
     7.7 Safety Deposit Boxes. On the Closing Date, Seller shall deliver to Purchaser all keys to the safe deposit boxes and room safes located at the Hotel, to the extent in Seller’s possession, and all receipts and agreements relating to such safe deposit boxes, which shall contain the name and room number of each depositor. Each safe deposit box in use by a Hotel guest shall then be sealed by a representative of Purchaser and Seller. On the Closing Date, Seller shall send written notice to guests at the Hotel who have safe deposit boxes, advising them of the sale of the Hotel to Purchaser and the procedures to be followed pursuant to this Section 7.7 and requesting the removal and verification of the contents thereof within three (3) Business Days after the Closing Date. Safe deposit box of guests who have not responded to such written notice shall be listed at the end of such three (3) Business Day period. All safe deposit boxes shall be opened in the presence of the guest and representatives of Purchaser and Seller and the contents recorded; if the guest is not available, such safe deposit boxes shall be opened in the presence of Seller and Purchaser only in accordance with Minnesota Statute § 345.32(d). Any property remaining in safe deposit boxes as of the Cutoff Time (as defined below) shall be the responsibility of Purchaser, and Purchaser shall give Seller a copy of such record and shall indemnify, defend and hold harmless the Seller-Lender Indemnified Parties and The Wirth Companies (and its shareholders, members, consultants, representatives, officers, employees and affiliates) (collectively, the “Wirth Indemnified Parties”) from and against any and all Indemnified Claims related to the foregoing, including without limitation any liability pursuant to Minnesota law. Seller shall be responsible for and shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any Indemnified Claims pertaining to any property allegedly deposited in a safe deposit box prior to the Closing Date and not recorded pursuant to the procedures of this Section 7.7. Such indemnities shall survive the Closing.
     7.8 Baggage. All baggage and other property of guests of the Hotel checked or left in the care of Seller as of the Cutoff Time shall be listed in an inventory to be prepared in duplicate and signed by Seller and Purchaser, and Purchaser shall give Seller a copy of such inventory. Purchaser shall be responsible for such baggage and property after the Cutoff Time and shall indemnify, defend and hold harmless the Seller-Lender Indemnified Parties and Wirth Indemnified Parties from and against any and all Indemnified Claims related to the foregoing. Seller shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any and all Indemnified Claims for such baggage and property not listed in such inventory but alleged to have been left in custody at the Hotel prior to the Cutoff Time. Such indemnities shall survive the Closing.
     7.9 Employees.
          7.9.1 On or before the Closing Date, Purchaser shall cause the property management company retained by Purchaser to manage the Real Property (“Purchaser’s Manager”) to offer employment to the greater of (i) the number of employees of the Hotel that is necessary for Seller not to incur any liability under the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any applicable state or local equivalent or any other similar law, or (ii) such of the employees at the Real Property as of the Closing Date as Purchaser determines in good faith are reasonably necessary to continue operating the Real Property, on sufficiently similar terms of employment applicable to each such employee as of the Closing Date so as not to trigger the WARN Act, with such employment to commence immediately upon Closing. Those employees who accept an offer of employment from Purchaser’s Manager are referred to herein as “Transferring Employees”. Purchaser shall cause Purchaser’s Manager to retain a sufficient number of Transferring Employees after Closing so as not to trigger the WARN Act; provided, however, that Purchaser’s Manager may terminate any employee for cause at any time. Seller represents and warrants to Purchaser that Schedule 7.9 reflects employees terminated by Seller within the 90 day period prior to the date hereof.
          7.9.2 From and after the Closing, Purchaser shall indemnify, defend and hold harmless the Seller-Lender Indemnified Parties and the Wirth Indemnified Parties from and against any and all Indemnified Claims arising from: (i) the failure of Purchaser’s Manager to pay any and all obligations with respect to payment of accrued wages or benefits of Transferring Employees after the Closing Date; (ii) any violation of, or liability accruing under or in connection with, the WARN Act or any applicable state or local equivalent or any other similar law, arising from (A) the sale of the Property, (B) Purchaser or Purchaser’s Manager’s breach of the covenants set forth in Section 7.9.1, or (C) the actions of Purchaser’s Manager from and after the Closing Date (including, without limitation, any closure of the Property after the Closing Date or any post-Closing reduction in the work force at the Property); or (iii) any violation by Purchaser or Purchaser’s Manager of employment laws applicable to the Hotel, including, without limitation, all provisions of federal, state and local laws with respect to Transferring Employees retained under this Agreement, including, without limitation, the Immigration

Reform and Control Act, the Occupational Safety and Health Act, the Employee Retirement Income Security Act of 1974, National Labor Relations Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the WARN Act, the Consolidated Omnibus Budget Reconciliation Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, all applicable wrongful discharge and discrimination laws, all applicable wage-and-hour, unemployment and workers’ compensation laws, and all other applicable federal, state or local laws, or common law, governing or relating to the employment of employees (collectively, “Employment Laws”).
          7.9.3 Seller shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any and all Indemnified Claims arising from events or transactions occurring solely prior to the Closing Date (and through no act or omission of Purchaser) and relating to or concerning: (i) the failure of Seller or The Wirth Companies to pay any and all obligations with respect to payment of accrued employee wages or benefits due on or prior to the Closing Date; or (ii) any violation of Employment Laws.
          7.9.4 The provisions of this Section 7.9 shall survive the Closing.
     7.10 Existing Reservations. Purchaser shall honor (and shall cause Purchaser’s Manager to honor) all reservations at the Hotel, or for any related conference, banquet, or meeting space or any other facilities, made through or in connection with the Hotel prior to the Cutoff Time for periods on or after the date of Closing. Seller shall not, without Purchaser’s prior written consent, materially discount its prices (as against its typical pricing in accordance with past practices) for any such reservations, conference, banquet or meeting space or other facilities with respect to periods subsequent to the Cutoff Time. Purchaser shall indemnify, defend and hold harmless the Seller-Lender Indemnified Parties and he Wirth Indemnified Parties from and against any and all Indemnified Claims arising from a breach by Purchaser of its obligations under this Section 7.10. Seller shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any and all Indemnified Claims arising from a breach by Seller of its obligations under this Section 7.10. The provisions of this Section 7.10 shall survive the Closing.
     7.11 Notice to Tenants. Seller and Purchaser shall each execute, and Purchaser shall deliver to each tenant immediately after the Closing, a notice regarding the sale in substantially the form of Exhibit G hereto (the “Tenant Notices”), or such other form as may be required by applicable state law. This obligation on the part of Purchaser shall survive the Closing.
ARTICLE 8
CLOSING COSTS, PRORATIONS, AND ADJUSTMENTS
     8.1 Closing Costs. Seller shall pay (i) one hundred percent (100%) of all state, county and local transfer taxes relating to the conveyance of the Real Property pursuant to this Agreement (including but not limited to Minnesota state deed tax), (ii) the cost of the title commitment for the Title Policy, (iii) fifty percent (50%) of the title premium for the Title Policy, including extended coverage but excluding any other endorsements, and (iv) fifty percent (50%) of any escrow fee charged by Escrow Agent for holding the Deposit or conducting the Closing. Purchaser shall pay (i) fifty percent (50%) of the title premium (including the cost of any title endorsements other than extended coverage) for the Title Policy, (ii) recording taxes and fees for recording the Deed, (iii) survey revision and modification costs, (iv) all costs and expenses incurred by Purchaser in connection with any financing obtained by Purchaser, including without limitation any mortgage registry tax, and (v) fifty percent (50%) of any escrow fee charged by Escrow Agent for holding the Deposit or conducting the Closing. In addition, if the transaction contemplated hereby, or any portion thereof, is subject to the Minnesota state sales tax, Purchaser shall pay the same in full. Purchaser and Seller shall each pay its own legal fees. Any other closing costs which are not specifically provided in this Agreement shall be paid by the party incurring such costs.
     8.2 Adjustments. Unless otherwise provided herein, adjustments between the parties shall be made as of 12:01 a.m. on the date Closing is effective (the “Cutoff Time”), with the income and expenses accrued prior to the Cutoff Time being allocated to Seller and the income and expenses accruing on and after the Cutoff Time being allocated to Purchaser, all as set forth in more detail below. All of such adjustments and allocations shall be made in cash at Closing and shall be shown on the closing statement to the extent possible. The computation of the adjustments for the closing statement shall be jointly prepared by Purchaser and Seller using actual calculations through the Cutoff Time and, where necessary, estimated amounts. Representatives of both Purchaser and Seller shall participate in conducting any necessary inventories and compiling and verifying any necessary information as of the Cutoff Time. Except for real estate taxes, which shall be prorated in accordance with Section 8.3, and except as otherwise expressly provided herein, all prorations, apportionments and adjustments hereunder shall be made on an accrual basis in accordance with the Uniform System of Accounts (10th Edition, 2006). Within sixty (60) days following the Closing Date, Purchaser shall cause the then property manager to prepare and issue the final accounting for the period prior to the Closing (“Final Accounting”). Purchaser and Seller shall each have the right to have their respective accountants review drafts of the Final Accounting such that the Final Accounting accurately reflects the operations of the Property. Within thirty (30) days following the Final Accounting, Seller and Purchaser shall agree in good faith on a final determination of all income and expenses (the “True-up”), and within five (5) days of the True-up, Seller or Purchaser, as the case may be, shall pay to the other the amount as may be required by the True-up. At the True-up, Seller and Purchaser shall recalculate and reapportion any income and expenses (i) which were not apportioned on the settlement statement because of the unavailability of information, (ii) which were apportioned on the settlement statement based upon estimated or incomplete information, or (iii) for which errors exist on the settlement statement. The True-up shall be final and except as otherwise expressly set forth in this Agreement there shall be no further adjustment between Seller and Purchaser for income and expenses.
     8.3 Real Estate Taxes. General, special, ad valorem, and any other property taxes and assessments imposed by governmental authorities (collectively, “Taxes”) that are payable in the calendar year in which the Closing occurs shall be prorated as of the Cutoff Time as follows: (i) if the Closing occurs on or before June 30, 2010, Seller shall pay Taxes for the first half of 2010 (if it has not done so already) and Seller shall receive a credit based on the number of days elapsed from the Closing Date until and including June 30, 2010; (ii) if the Closing occurs after June 30, 2010 and Seller has not paid Taxes for the second half of 2010, Purchaser shall pay Taxes for the second half of 2010 and Purchaser shall receive a credit based on the number of days elapsed from and including July 1, 2010 until the Closing Date; or (iii) if the Closing occurs after June 30, 2010 and Seller has paid Taxes for the second half of 2010, Seller shall receive a credit based on the number of days elapsed from the Closing Date until and including December 31, 2010. If the Closing Date occurs prior to the receipt by Seller of all statements for such amounts for the applicable tax period in which the Closing occurs, Purchaser and Seller shall prorate Taxes based upon the most recent tax bill (or if applicable, on the most recent ascertainable assessed values and tax rates and assessments).
     8.4 Utilities. All suppliers of utilities shall be instructed to read meters or otherwise determine the charges owing for services prior to and until the Cutoff Time, which charges shall be paid by Seller. Purchaser shall pay charges accruing after the Cutoff Time. If the amount of the charges owing as of the Cutoff Time cannot be reasonably determined, the apportionment shall be estimated at Closing based upon the amount of such charges for the immediately preceding billing period. If elected by Seller, Seller shall be given credit, and Purchaser shall be charged, for any utility deposits transferred to Purchaser at Closing. A schedule of all utility deposits is to be delivered by Seller to Purchaser prior to the expiration of the Inspection Period.
     8.5 Income/Charges. All income and charges receivable or payable under any Assumed Service Contracts, and any prepayments and receipts thereunder, shall be prorated between Purchaser and Seller as of the Cutoff Time. Seller shall be given credit and Purchaser shall be charged, for any contract deposits actually transferred to Purchaser at Closing.
     8.6 Accounts Receivable. Seller shall retain all accounts receivable (other than the Guest Ledger (hereinafter defined) and Tenant Receivables (hereinafter defined), for which Seller shall receive credits as set forth in Sections 8.8 and 8.9 below, respectively) applicable to the period prior to the Cutoff Time and there shall not be any adjustment to the Purchase Price for such accounts receivable. Any amounts received by Purchaser after the Closing Date on account of such accounts receivable shall be immediately remitted by Purchaser to Seller.
     8.7 Accounts. All bank accounts, operating accounts and reserve funds as of the Cutoff Time shall be the property of Seller. All petty cash, cash in cash registers, cash in vending machines or other equipment or machines, and any cash in any house banks as of the Cutoff Time shall be delivered to Purchaser at Closing and Purchaser shall give Seller a credit at Closing for any and all such items.
     8.8 Room Rentals. All accounts receivable of registered guests for the night in which the Cutoff Time occurs (the “Guest Ledger”) shall be divided equally between Purchaser and Seller. All accounts receivable of registered guests at the Hotel who have not checked out and were occupying rooms as of the Cutoff Time for the period up to the night in which the Cutoff Time occurs, shall be allocated to Seller.
     8.9 Tenant Receivables. Rents (including any percentage rent) due from tenants under Leases and operating expenses, taxes or other amounts payable by tenants under Leases (collectively, “Tenant Receivables”) shall be prorated between Seller and Purchaser at Closing as of the Cutoff Time. Tenant Receivables received from tenants under Leases after Closing shall be applied in the following order of priority: (1) first, to payment of current Tenant Receivables then due for the month in which received, which amount shall be retained by Purchaser; (2) second, to payment of any delinquent Tenant Receivables first coming due after Closing and, which amount shall be retained by Purchaser; (3) third, to payment of any delinquent Tenant Receivables applicable to the period of time before Closing and not collected by Seller (“Uncollected Delinquent Tenant Receivables”), which amount shall be delivered to Seller. Notwithstanding the foregoing, Seller shall have the right to pursue the collection of Uncollected Delinquent Tenant Receivables for a period of one year after Closing without prejudice to Seller’s rights or Purchaser’s obligations hereunder, provided, however, Seller shall have no right to cause any such tenant or licensee to be evicted or to exercise any other “landlord” remedy (as set forth in such tenant’s Lease) against such tenant other than to sue for collection. Any sums received by Purchaser to which Seller is entitled shall be held in trust for Seller on account of such past due rents payable to Seller, and Purchaser shall remit to Seller any such sums received by Purchaser to which Seller is entitled within ten (10) Business Days after receipt thereof less reasonable, actual costs and expenses of collection, including reasonable attorneys’ fees, court costs and disbursements, if any. Seller expressly agrees that if Seller receives any amounts after the Closing Date which are attributable, in whole or in part, to any period from and after the Closing Date, Seller shall remit to Purchaser that portion of the monies so received by Seller to which Purchaser is entitled within ten (10) Business Days after receipt thereof. With respect to any Tenant Receivables which are billed after Closing but applicable to a period of time prior to Closing (for example, any reconciliation of operating expenses and taxes), Purchaser covenants and agrees to (A) bill the same when billable, and (B) reasonably cooperate with Seller to determine the correct amount of operating expenses and/or taxes due to Seller for the period of time prior to Closing and upon receipt of such Tenant Receivables, Purchaser shall prorate such amount between Purchaser and Seller as of the Cutoff Time and deliver to Seller such amount applicable to the period of time prior to Closing. The provisions of this Section 8.9 shall survive the Closing.
     8.10 Food, Beverage and Other Sales.
          8.10.1 Other revenue not specifically addressed elsewhere in this Article 8 (including without limitation revenue for telephone, facsimile, data communication, in-room movie, valet, laundry and other services ordered by guests) shall be allocated based on whether the applicable service occurred before or after the Cutoff Time. All revenues from service operations conducted at the Real Property shall be allocated based on whether the same was fulfilled before or after the Cutoff Time.
          8.10.2 Food and beverage revenues and expenses shall be allocated based on whether the applicable meal or other food and beverage service occurred before or after 2:00 a.m. All revenues and expenses from restaurants and other food and beverage service operations conducted at the Real Property shall be allocated based on whether the same was fulfilled before or after 2:00 a.m. Notwithstanding the foregoing, all revenues and expenses from any bars and lounges at the Property shall be prorated based on the actual closing time for such bar or lounge. For example, if such bar or lounge closes at 3 a.m. on the Closing Date, Seller shall retain the revenues and pay the expenses from such services and operations even though such revenues and expenses were generated one (1) hour after the cutoff time for other food and beverage revenues and expenses.
     8.11 Conference Revenues. Revenue from conferences, receptions, meetings, and other functions occurring in any conference, banquet or meeting rooms at the Property and adjacent facilities including usage charges and related taxes, food and beverage sales, valet parking charges, equipment rentals, and telecommunication charges in connection therewith shall be allocated between Seller and Purchaser, based on when the function therein commenced, with (i) one-day functions commencing prior to the Cutoff Time being allocable to Seller, (ii) functions commencing after the Cutoff Time being allocable to Purchaser, and (ii) multi-day functions being allocated between Seller and Purchaser accordingly, i.e., any day of a multi-day function which commences prior to the Cutoff Time shall be allocated to Seller and any day of a multi-day function which commences after the Cutoff Time shall be allocated to Purchaser. The foregoing amounts are referred to collectively as “Conference Revenues.”
     8.12 Advance Deposits. All prepaid rentals, room rental deposits, and all other deposits for advance registration, conferences, meetings, banquets or future services to be provided on and after the Cutoff Time shall be credited to Purchaser. All commissions already paid by Seller shall be credited to Seller. Seller shall indemnify and hold harmless the Purchaser Indemnified Parties from and against all Indemnified Claims resulting from Seller’s failure to credit to Purchaser any prepaid rentals or deposits paid to Seller. The provisions of this Section 8.12 shall survive the Closing.
     8.13 Income and Other Taxes. Except as otherwise set forth in this Article 8, the Seller shall be responsible for, and shall indemnify and hold harmless the Purchaser Indemnified Parties from and against any Indemnified Claims incurred by any of the Purchaser Indemnified Parties arising out of, any federal or local income, franchise, sales, personal property, room, occupancy, use or other tax liability relating to periods up to the Cutoff Time. Purchaser shall be responsible for, and shall indemnify and hold harmless the Seller-Lender Indemnified Parties from and against any Indemnified Claims incurred by any of the Seller-Lender Indemnified Parties arising out of, any federal or local income, franchise, sales, personal property, room, occupancy, personal property use or other tax liability relating to periods after the Cutoff Time. The provisions of this Section 8.13 shall survive the Closing.
     8.14 Employees. With respect to any Transferring Employees who become employed by Purchaser or Purchaser’s Manager in accordance with Section 7.9, wages, salaries, accrued vacation pay and all other costs associated with any and all employee benefits related to such Transferring Employees, together with F.I.C.A., unemployment and other taxes due with respect to such Transferring Employees, shall be prorated as of the Cutoff Time; provided however that Purchaser shall cause Purchaser’s Manager to assume all liability for all employee benefits, including, without limitation, accrued vacation pay, sick leave, required contributions to health, pension or other benefit plan, bonuses, COBRA rights, and other benefits accrued or earned by and due to employees at the Property after the Closing Date. Purchaser shall cause Purchaser’s Manager to be responsible for all severance pay for discharged employees after the Cutoff Time. Purchaser shall cause Purchaser’s Manager to be responsible for all continuation coverage and notice requirements with respect to each individual who is or becomes an “M & A Qualified Beneficiary” (as such term is defined in Treas. Reg. Section 35-4980B-9) as a result of the consummation of the transaction contemplated hereby. This Section shall survive the Closing.
     8.15 Accounts Payable. Purchaser shall receive a credit for all accounts payable owing for goods and services furnished prior to the Cutoff Time. Accounts payable shall include all items which are customarily included as a current liability on an accrual-method balance sheet. For the avoidance of doubt, accounts payable under this paragraph shall exclude any items which are separately addressed in this Article 8, it being understood that payables shall be prorated without duplication. Purchaser shall pay all accounts payable relating to goods and services for which orders have been placed but, as of the Cutoff Time, such goods and services have not yet been delivered or provided. Notwithstanding the foregoing, in no event shall Purchaser have any obligation to pay accounts payable related to any Service Contracts that are not Assumed Service Contracts hereunder.
     8.16 Inventory. The Purchase Price shall be deemed to include payment for all Supplies and Inventory, the same being subject to depletion, resupply, substitution, replacement and disposition in the ordinary course of business between the Effective Date and Closing and subject to Sections 6.6 and 7.3.2 hereof, and there shall be no adjustment to the Purchase Price based thereon.
     8.17 Gift Certificates. Purchaser shall receive a credit for the face amount of unexpired Hotel gift certificates or vouchers, if any, issued by Seller or The Wirth Companies prior to, but not redeemed as of, the Cutoff Time.
     8.18 Closing Statement. Seller shall be responsible for preparing for Purchaser’s review and approval a preliminary closing statement (the “Preliminary Closing Statement”) which will show the net amount due either to Seller or to Purchaser as a result of the adjustments and prorations provided for herein. A draft of the Preliminary Closing Statement will be prepared and circulated to Purchaser no later than three (3) days prior to the Closing Date, and thereafter Purchaser and Seller shall reasonably cooperate with each other (acting in good faith) to finalize the closing statement prior to Closing.
ARTICLE 9
REPRESENTATIONS AND WARRANTIES
     9.1 Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that:
          9.1.1 Organization and Authority. Seller is validly existing, and is in good standing in the state in which it was formed. Seller is the sole owner of the Property and has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.
          9.1.2 Conflicts and Pending Action. There is no agreement to which Seller is a party or to Seller’s knowledge binding on Seller which is in conflict with this Agreement. There is no action or proceeding pending or, to Seller’s knowledge, threatened against Seller which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement.

          9.1.3 Tenant Leases. To Seller’s knowledge, the Rent Roll attached hereto as Exhibit H lists all tenants of the Property as of the Effective Date.
          9.1.4 Equipment Leases and Current Licenses. To Seller’s knowledge, there are no oral understandings or side agreements with respect to the rental of any equipment that has not been reduced to a writing and which is not set forth on the schedule of Equipment Leases and Licenses provided by Seller. To Seller’s knowledge, no written notice of default has been given or received by Seller under any of the Equipment Leases and Licenses which remains uncured, and, to Seller’s knowledge, no event or omission has occurred which but for the passing of time or the giving of notice or both would be a default by either party thereunder. To Seller’s knowledge, there are no outstanding defenses, counterclaims or offsets against the payment of rent or any other amount payable or against the performance of any other obligation under any of the Equipment Leases or Licenses.
          9.1.5 Service Contracts. To Seller’s knowledge, (i) the list of Service Contracts provided to Purchaser pursuant to this Agreement is correct and complete in all material respects as of the date of its delivery, (ii) no written notice of default has been given or received by Seller under any Service Contract which remains uncured, and (iii) no event or omission has occurred which but for the passing or time or the giving of notice or both would be a default by either party thereunder. To Seller’s knowledge, the Service Contracts are the only written agreements or contracts relating to the operation and maintenance of the Property and Seller has not contracted for any other services or employment and has made no other commitments or obligations therefor which will bind Purchaser as a successor in interest with respect to the Property.
          9.1.6 Notices from Governmental Authorities. To Seller’s knowledge, except as may be reflected by the Property Information or otherwise disclosed in writing to Purchaser, Seller has not received from any governmental authority written notice of (i) any material violation of any laws, zoning ordinances or building rules or regulations applicable (or alleged to be applicable) to the Real Property, the Hotel or any part thereof, that has not been corrected or (ii), any existing or threatened condemnation involving the Property.
          9.1.7 Foreign Person. Seller is not a “foreign person” nor a “U.S. real property holding corporation” for purposes of Section 1445 of the Internal Revenue Code or any applicable regulations promulgated thereunder.
          9.1.8 Bankruptcy. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, or other similar proceedings are pending or, to Seller’s knowledge, threatened against Seller, nor is Seller contemplating commencing any such proceedings. Seller has not been a debtor under any case commenced under the United States Bankruptcy Code.
          9.1.9 Litigation. To Seller’s knowledge, except as set forth on Schedule 9.1.9, (i) there is no litigation instituted and served against Seller or the Hotel, and (ii) Seller has not received written notice of any proposed or threatened litigation against Seller or the Hotel that would adversely affect the Hotel or the use and operation thereof.

          9.1.10 Personal Property. To Seller’s knowledge, Seller owns, free and clear of all liens and encumbrances, all Tangible Personal Property, except such items thereof as may be subject to the Equipment Leases and Licenses, and all Intangible Personal Property. The Tangible Personal Property being sold by Seller hereunder constitutes substantially all of the tangible personal property owned by Seller.
          9.1.11 Prohibited Persons and Transactions. Neither Seller nor, to Seller’s knowledge, any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not engaging and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.
          9.1.12 Schedule of Employees. To Seller’s knowledge, the schedule of employees previously provided to Purchaser pursuant to Article 4 is true, accurate and complete in all material respects.
     9.2 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:
          9.2.1 Organization and Authority. Purchaser is validly existing as a limited liability company in good standing in the State of Delaware and is qualified to do business in the State of Minnesota. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.
          9.2.2 Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.
          9.2.3 ERISA. Purchaser is not an employee benefit plan (a “Plan”) subject to Part 4 of Title I of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or any similar provision of state or local law, and assets of a Plan are not being used to acquire the Property, Purchaser is not a “party in interest” (as that term is defined in Section 3(14) of ERISA) with respect to any Plan that is an investor in Seller, and Purchaser’s acquisition of the Property will not constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or any similar provision of state or local law.

          9.2.4 Prohibited Persons and Transactions. Neither Purchaser nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not engaging and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.
     9.3 Survival of Representations and Warranties. The representations and warranties set forth in this Article 9 are made as of the Effective Date and are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of six (6) months following the Closing Date (the “Survival Period”); provided, however, that such representations and warranties shall automatically terminate if (a) prior to the Closing, Purchaser assigns this Agreement in violation of Section 12.1 or (b) following the Closing, any direct or indirect transfer, assignment, conveyance or sale of the Property or any ownership interest in Purchaser occurs; and provided, further, that the representations and warranties in Section 9.2.3 and 9.2.4 shall survive the Closing forever. Terms such as “to Seller’s knowledge,” “to the best of Seller’s knowledge” or like phrases mean the actual present and conscious awareness or knowledge of Cynthia Tucker (“Seller’s Representative”), without any duty of inquiry or investigation; provided that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of Seller’s Representative, or any of them, or any other officer or employee of Seller, on account of any breach of any representation or warranty made by Seller herein. Said terms do not include constructive knowledge, imputed knowledge, or knowledge Seller or such persons do not have but could have obtained through further investigation or inquiry. No broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller. Each party shall have the right to bring an action against the other on the breach of a representation or warranty or covenant hereunder or in the documents delivered by Seller at the Closing, but only if the party bringing the action for breach first learns of the breach after Closing and commences the action prior to the end of the Survival Period. In addition to the limitations set forth above in this Section 9.3, Seller shall have no liability to Purchaser or any Purchaser Indemnified Parties for any claims, including, without limitation, Indemnified Claims, under this Agreement unless the same collectively aggregate more than $25,000, in which event the full amount of such claims shall be actionable, up to the amount of $400,000 (the “Cap”). Recovery by Purchaser and the Purchaser Indemnified Parties against Seller for any claims hereunder, including, without limitation, Holdback Claims (as defined below) paid out of the Holdback Escrow (as defined below) shall be limited in the aggregate to the Cap. This Section 9.3 shall survive Closing.
     9.4 Holdback Escrow.
          9.4.1 At Closing, a portion of the Purchase Price in the amount of $400,000 (together with interest thereon, the “Holdback Funds”) shall be deposited into an escrow account (the “Holdback Escrow”) established with Escrow Agent pursuant to a Holdback

Escrow Agreement in the form attached hereto as Exhibit I (the “Holdback Agreement”). The Holdback Funds shall be disbursed by Escrow Agent only as follows:
               (a) In the event Purchaser becomes aware of a claim with respect to a breach by Seller of a representation or warranty set forth in Section 9.1 hereof or with respect to an Indemnified Claim for which Seller has expressly agreed to indemnify Purchaser under this Agreement (a “Holdback Claim”), Purchaser shall promptly (and in any event prior to the expiration of the Survival Period) give written notice thereof to Seller and Escrow Agent. Purchaser shall commence litigation in a court of competent jurisdiction with respect to a Holdback Claim, if at all, prior to the later of (i) the expiration of the Survival Period or (ii) twenty-one (21) days after Purchaser’s delivery to Seller and Escrow Agent of written notice of such Holdback Claim in accordance with the preceding sentence. In the event of the entry of a final, non-appealable judgment by a court of competent jurisdiction in favor of Purchaser with respect to a Holdback Claim of which Purchaser delivered written notice to Seller and Escrow Agent prior to the expiration of the Survival Period, Purchaser and Seller shall jointly direct Escrow Agent in writing to disburse to Purchaser Holdback Funds from the Holdback Escrow in the amount of Seller’s liability pursuant to such judgment.
               (b) Subject to disbursements of Holdback Funds to pay Holdback Claims in accordance with the preceding subsection, Escrow Agent shall continue to hold the Holdback Funds in the Holdback Escrow until, and the Holdback Escrow shall terminate upon: (i) if Escrow Agent and Seller have not theretofore received written notice from Purchaser of a Holdback Claim, the expiration of the Survival Period, or (ii) if, prior to the expiration of the Survival Period, Escrow Agent and Seller have received written notice from Purchaser of a Holdback Claim and Purchaser commences litigation in a court of competent jurisdiction with respect to such Holdback Claim within the time period required under subsection (a) above, the later to occur of (x) the date on which a final judgment has been entered, and the expiration of all appeal periods, in any such litigation, or (y) the expiration of the Survival Period. Upon such termination of the Holdback Escrow, Escrow Agent shall, without the requirement of receiving additional notice from Seller or Purchaser, promptly disburse from the Holdback Escrow to Seller all remaining Holdback Funds, if any.
          9.4.2 This Section 9.4 shall survive Closing.
ARTICLE 10
DEFAULT AND REMEDIES
     10.1 Seller’s Remedies. If Purchaser fails to consummate the purchase of the Property pursuant to this Agreement or otherwise defaults on its obligations hereunder at or prior to Closing for any reason except failure by Seller to perform hereunder, or if prior to Closing any one or more of Purchaser’s representations or warranties are breached in any material respect, and such default or breach is not cured by the earlier of the third (3rd) Business Day after written notice thereof from Seller or the Closing Date (except no notice or cure period shall apply if Purchaser fails to consummate the purchase of the Property hereunder), Seller shall be entitled to terminate this Agreement and receive the Deposit as liquidated damages as Seller’s sole and exclusive remedy hereunder. It is agreed that the Deposit is a reasonable estimate of just compensation for the harm that would be caused by Purchaser’s failure to perform any of its obligations hereunder and that such harm is one that is incapable or very difficult to accurately estimate or calculate, that such amount is not intended as a penalty. Subject to the indemnity obligations of Purchaser which survive termination of this Agreement hereunder, receipt by Seller of the Deposit in the event Purchaser fails to perform any of its obligations hereunder shall constitute full satisfaction of any and all of Purchaser’s obligations hereunder.
     10.2 Purchaser’s Remedies. If Seller fails to consummate the sale of the Property pursuant to this Agreement or otherwise defaults on its obligations hereunder at or prior to Closing for any reason except failure by Purchaser to perform hereunder, and such default or breach is not cured by the earlier of the third (3rd) Business Day after written notice thereof from Purchaser or the Closing Date (except no notice or cure period shall apply if Seller fails to consummate the sale of the Property hereunder), Purchaser shall have the right to elect one of the following remedies as its sole and exclusive remedy: (i) to terminate this Agreement, receive a refund of the Deposit and sue for damages, (ii) specific performance of Seller’s obligations under this Agreement, or (iii) to waive such breach and close this transaction subject to such breach. Notwithstanding anything herein to the contrary, Purchaser shall not be entitled to damages in excess of Purchaser’s out of pocket costs and expenses in connection with this Agreement and the Property, not to exceed $200,000. IN NO EVENT SHALL SELLER’S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, MEMBERS, OWNERS, OR AFFILIATES, ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.
     10.3 Attorneys’ Fees. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys’ fees, incurred in connection with such claims.
     10.4 Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrow Agent, including, without limitation, any escrow cancellation fees or charges and any fees or charges due to the Title Company for preparation and/or cancellation of the Title Commitment.
ARTICLE 11
DISCLAIMERS, RELEASE AND INDEMNITY
     11.1 Disclaimers By Seller. Except as expressly set forth in this Agreement, it is understood and agreed that Seller and Seller’s agents or employees have not at any time made and are not now making, and they specifically disclaim, any warranties, representations or guaranties of any kind or character, express or implied, with respect to the Property, including, but not limited to, warranties, representations or guaranties as to (a) matters of title (other than Seller’s limited warranty of title to be contained in the Deed), (b) environmental matters relating to the Property or any portion thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Property, (c) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (d) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (e) drainage, (f) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (g) the presence of endangered species or any environmentally sensitive or protected areas, (h) zoning or building restrictions or entitlements to which the Property or any portion thereof may be subject, (i) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, (j) usages of adjoining property, (k) access to the Property or any portion thereof, (l) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any revenue, income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (m) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (n) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (o) any other matter affecting the stability and integrity of the Property, (p) the potential for further development of the Property, (q) the merchantability of the Property or fitness of the Property for any particular purpose, (r) the truth, accuracy or completeness of the Property Documents, (s) tax consequences, or (t) any other matter or thing with respect to the Property.
     11.2 Sale “As Is, Where Is”. Purchaser acknowledges and agrees that upon Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Property “AS IS, WHERE IS, WITH ALL FAULTS.” Except as expressly set forth in this Agreement, Purchaser has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, Property information packages distributed with respect to the Property) made or furnished by Seller, or any property manager, real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in this Agreement, it is relying solely on its own expertise and that of Purchaser’s consultants in purchasing the Property and shall make an independent verification of the accuracy of any documents and information provided by Seller. Purchaser has conducted or will conduct such inspections and investigations of the Property as Purchaser deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same. By failing to terminate this Agreement prior to the expiration of the Inspection Period, Purchaser acknowledges that Seller has afforded Purchaser a full opportunity to conduct such investigations of the Property as Purchaser deemed necessary to satisfy itself as to the condition of the Property and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement. Upon Closing, Purchaser shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Purchaser’s inspections and investigations. Purchaser hereby represents and warrants to Seller that: (a) Purchaser is represented by legal counsel in connection with the transaction contemplated by this Agreement; and (b) Purchaser is purchasing the Property for business, commercial, investment or other similar purpose and not for use as Purchaser’s residence. Purchaser waives any and all rights or remedies it may have or be entitled to, deriving from disparity in size or from any significant disparate bargaining position in relation to Seller. EXCEPT AS SET FORTH HEREIN, SELLER HEREBY SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY, ORAL OR WRITTEN, EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW OR OTHERWISE, WITH RESPECT TO THE PROPERTY.
     11.3 Seller Released from Liability. Purchaser acknowledges that it has had or will during the Inspection Period have ample opportunity to inspect the Property and observe its physical characteristics and existing conditions and the opportunity to conduct such investigation and study on and of the Property and adjacent areas as Purchaser deems necessary, and, except as otherwise expressly set forth in this Agreement, Purchaser hereby FOREVER RELEASES AND DISCHARGES Seller and Lender from all responsibility and liability, including without limitation, liabilities and responsibilities, including the landlord’s obligations under the Leases, relating to the physical, environmental or legal compliance status of the Property, whether arising before or after the Effective Date, and liabilities under the Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 U.S.C. Sections 9601 et seq.), as amended (“CERCLA”), regarding the condition, valuation, salability or utility of the Property, or its suitability for any purpose whatsoever (including, but not limited to, with respect to the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines, and any structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property). Except as otherwise expressly set forth in this Agreement, Purchaser further hereby WAIVES (and by Closing this transaction will be deemed to have WAIVED) any and all objections and complaints (including, but not limited to, federal, state and local statutory and common law based actions, and any private right of action under any federal, state or local laws, regulations or guidelines to which the Property is or may be subject, including, but not limited to, CERCLA) concerning the physical characteristics and any existing conditions of the Property, including, without limitation, the landlord’s obligations under the Leases relating to the physical, environmental or legal compliance status of the Property, whether arising before, on or after the Effective Date. Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation.
     11.4 “Hazardous Materials” Defined. For purposes hereof, “Hazardous Materials” means “Hazardous Material,” “Hazardous Substance,” “Pollutant or Contaminant,” and “Petroleum” and “Natural Gas Liquids,” as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, mold, radon, putrescible materials, and infectious materials.
     11.5 Release and Waiver. Purchaser hereby waives any and all claims, counterclaims, defenses, actions, causes of action, suits, liabilities, damages, costs and expenses, including attorneys’ fees, of every kind and character, whether existing by statute or at common law, whether arising at law, in equity or otherwise, accrued or unaccrued, known or unknown, direct or contingent, whether arising before, on or after the date hereof, in connection with this Agreement, the Property or otherwise (collectively, “Claims”), against iStar Tara LLC, a Delaware limited liability company (“Lender”), and all of its principals, present and former officers, directors, shareholders, partners, members, representatives, employees, agents, assignees, affiliates, subsidiaries, attorneys, insurers, successors, predecessors, heirs, assigns and any other persons or entities acting on behalf of Lender, including, without limitation, iStar Financial Inc., a Maryland corporation (collectively, the “Lender Parties”, and each individually, a “Lender Party”). Purchaser further hereby releases and discharges each of the Lender Parties from any and all Claims and covenants not to sue any Lender Party in connection with any Claim. The provisions of this Section 11.5 shall survive the Closing or termination of this Agreement.
     11.6 Indemnity.
          11.6.1 Purchaser agrees to indemnify, defend and hold harmless the Seller-Lender Indemnified Parties from and against any Indemnified Claims of any kind or nature which arise or accrue after Closing (through no act or omission of Seller) and which are in any way related to the ownership, maintenance, or operation of the Property by Purchaser and its successors and assigns, including, without limitation, in connection with Hazardous Materials.
          11.6.2 Notwithstanding anything herein to the contrary, in each instance in this Agreement and the agreements and instruments contemplated hereby where Seller agrees to indemnify any of the Purchaser Indemnified Parties with respect to any Indemnified Claim, such indemnification obligation shall not apply to any Indemnified Claim incurred by any Purchaser Indemnified Party arising from or relating to a matter for which Purchaser received a credit against the Purchase Price.
     11.7 Survival. The terms and conditions of this Article 11 shall expressly survive the Closing, and shall not merge with the provisions of the Deed or any other closing documents.
     11.8 Acknowledgement. Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimers and other agreements set forth above.
ARTICLE 12
MISCELLANEOUS
     12.1 Parties Bound; Assignment. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto. Neither party shall assign any right, title or interest hereunder without the written consent of the other party. Notwithstanding the foregoing, (i) Purchaser shall have the right, without obtaining Seller’s consent thereto, to assign its interest herein to any entity owned in whole or in part, and controlled, by Purchaser, in which event Purchaser shall promptly (and in any event prior to Closing) deliver to Seller a copy of the document or documents evidencing any such assignment, and (ii) Seller shall have the right, without obtaining Purchaser’s consent thereto, to assign its interest herein to Lender or any affiliate thereof in connection with a conveyance of the Property to Lender or such affiliate, in which event Seller shall promptly (and in any event prior to Closing) deliver to Purchaser a copy of the document or documents evidencing any such assignment. No assignment permitted under this Agreement shall relieve the assigning party of any liability hereunder, whether arising before or after the date of such assignment.
     12.2 Headings. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.
     12.3 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.
     12.4 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the State of New York.
     12.5 Survival. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing (other than any unfulfilled closing conditions which have been waived or deemed waived by the other party) shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.
     12.6 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought. All Schedules and Exhibits hereto are incorporated herein by this reference for all purposes.
     12.7 Time. Time is of the essence in the performance of this Agreement.
     12.8 Confidentiality. All information disclosed to Purchaser or its agents in connection with the Property (whether prior to, on or after the Effective Date) or pursuant to this Agreement is confidential and Purchaser agrees to keep such information confidential and not to disclose such information to any other person or entity whatsoever until the Closing under this Agreement has been consummated, except as required by law or by regulatory or judicial process

(it being expressly acknowledged that Purchaser shall have the right to disclose the terms hereof in connection with, and to attach a copy of this Agreement to, any Current Report on Form 8-K, Quarterly Report on Form 10-Q, Annual Report on Form 10-K and any other report required to be filed or furnished by the Purchaser or its owner pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, or the applicable rules and regulations of any exchange on which the shares of Purchaser’s owner are listed), and except that Purchaser may disclose such information to its employees, agents, attorneys, accountants and consultants in connection with the transaction contemplated in this Agreement. The provisions of this Section 12.8 shall survive termination of this Agreement.
     12.9 No Electronic Transactions. The parties hereby acknowledge and agree this Agreement shall not be executed, entered into, altered, amended or modified by electronic means, except that signature pages may be exchanged by pdf attachments to emails. Without limiting the generality of the foregoing, the parties hereby agree the transactions contemplated by this Agreement shall not be conducted by electronic means, except as specifically set forth in the “Notices” section of this Agreement.
     12.10 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.3. Any such notices shall, unless otherwise provided herein, be given or served (a) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (b) by overnight delivery using a nationally recognized overnight courier, (c) by personal delivery or (d) by facsimile or e-mail transmission during normal business hours with a confirmation copy delivered by another method permitted under this Section 12.10. Notice given in accordance herewith for all permitted forms of notice shall be effective upon posting to the applicable delivery method or service. In no event shall this Agreement be altered, amended or modified by electronic mail or electronic record. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.
     12.11 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
     12.12 Calculation of Time Periods; Business Day. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a Business Day, in which event the period shall run until the end of the next day which is a Business Day. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in the state in which the Real Property is located. As used herein, the term “Business Day” means any day that is not a Saturday, Sunday or legal holiday for national banks in the city in which the Real Property is located.

     12.13 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange, by telephone facsimile or pdf attachments to emails, counterparts of the signature pages, provided that executed originals thereof are forwarded to the other party on the same day by any of the delivery methods set forth in Section 12.10 other than facsimile or electronic mail.
     12.14 Recordation. Without the prior written consent of Seller, but subject to the filings with the SEC permitted under Section 12.8, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Purchaser without the prior written consent of Seller shall constitute a default hereunder by Purchaser, whereupon Seller shall have the remedies set forth in Section 10.1 hereof. In addition to any such remedies, Purchaser shall be obligated to execute an instrument in recordable form releasing this Agreement or memorandum or affidavit, and Purchaser’s obligations pursuant to this Section 12.14 shall survive any termination of this Agreement as a surviving obligation.
     12.15 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.
     12.16 Discharge of Obligations. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.
     12.17 ERISA. Under no circumstances shall Purchaser have the right to assign this Agreement to any person or entity owned or controlled by an employee benefit plan if Seller’s sale of the Property to such person or entity would, in the reasonable opinion of Seller’s ERISA advisors or consultants, create or otherwise cause a “prohibited transaction” under ERISA. In the event Purchaser assigns this Agreement or transfers any ownership interest in Purchaser, and such assignment or transfer would make the consummation of the transaction hereunder a “prohibited transaction” under ERISA and necessitate the termination of this Agreement then, notwithstanding any contrary provision which may be contained herein, Seller shall have the right to terminate this Agreement.
     12.18 Third Party Beneficiary. Lender shall be a third-party beneficiary of this Agreement and of the documents to be executed and delivered at Closing. Except as set forth in the preceding sentence, the provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing. The designation of Lender as a third-party beneficiary of this Agreement and the documents to be executed and delivered at Closing shall not alter, amend or otherwise affect the provisions of Section 11.5 hereof.
     12.19 Reporting Person. Purchaser and Seller hereby designate the Title Company as the “reporting person” pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.
     12.20 Severability. If any provision of this Agreement shall be prohibited or invalid under applicable law, the Agreement shall be ineffective only to such extent, without invalidating the remainder of this Agreement.
     12.21 Commissions. Seller shall be responsible to Broker for a real estate sales commission at Closing (but only in the event of a Closing in strict accordance with this Agreement) in accordance with a separate agreement between Seller and Broker. Under no circumstances shall Seller owe a commission or other compensation directly to any agent or person. Any cooperating broker shall not be an affiliate, subsidiary or related in any way to Purchaser. Other than as stated above in this Section 12.21, Seller and Purchaser each represent and warrant to the other that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, and each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or under Seller or Purchaser, as applicable. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and litigation costs) arising as a result of such claims and shall survive the Closing.
     12.22 Minnesota Provisions. Seller has disclosed to Purchaser in writing, and Purchaser acknowledges receipt prior to execution of this Agreement of Seller’s disclosures, that: (i) Seller does not know of any wells on the Property; and (ii) sewage from the Property goes to a facility permitted by the Minnesota Pollution Control Agency.
     12.23 Non-Disparagement. Purchaser shall not, and shall cause its agents and affiliates not to, make any comments or disclose any information that is disparaging toward Seller, its affiliates or its principals. Seller shall not, and shall cause its agents and affiliates not to, make any comments or disclose any information that is disparaging toward Purchaser, its affiliates or its principals.
[SIGNATURE PAGES AND EXHIBITS TO FOLLOW]

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT
BY AND BETWEEN
615 2ND AVENUE SOUTH – MINNEAPOLIS LLC
AND
PEBBLEBROOK OWNER LLC
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

SELLER:

615 2nd Avenue South – Minneapolis LLC, a Delaware limited liability company

Date executed by Seller	By:	/s/ Cynthia Tucker
	Name:	Cynthia Tucker
May 26, 2010	Title:	Senior Vice President

PURCHASER:

Gator Owner LLC, a Delaware limited liability company

Date executed by Purchaser	By:	/s/ Thomas C. Fisher
	Name:	Thomas C. Fisher
May 27, 2010	Title:	Vice President

JOINDER BY ESCROW AGENT
Escrow Agent has executed this Agreement in order to confirm that Escrow Agent has received and shall hold the Deposit required to be deposited under this Agreement and the interest earned thereon, in escrow, and shall disburse the Deposit, and the interest earned thereon, pursuant to the provisions of this Agreement.

ESCROW AGENT:

Chicago Title Insurance Company

Date executed by Escrow Agent	By: Name:	/s/ Linda Tyrrell Linda Tyrrell
May 27, 2010	Title:	AVP/Senior Escrow Officer

LIST OF EXHIBITS AND SCHEDULES

Schedule 2.1.3	–	Tangible Personal Property

Schedule 7.9	–	Terminated Employees

Schedule 9.1.9	–	Litigation

Exhibit A	–	Legal Description of Land

Exhibit B	–	Form of Limited Warranty Deed

Exhibit C	–	Form of Bill of Sale

Exhibit D	–	Form of FIRPTA Certificate

Exhibit E	–	Form of ERISA Letter

Exhibit F	–	Form of Assignment and Assumption Agreement

Exhibit G	–	Form of Tenant Notices

Exhibit H	–	Rent Roll

Exhibit I	–	Form of Holdback Agreement

Exhibit J-1	–	Form of Athletic Space Estoppel

Exhibit J-2	–	Form of Restaurant Space Estoppel